Filing period ended:  November 30, 1995                              Exhibit 77E
File number:  811-7286




Mitchell Hutchins Asset Management Inc. ("MHAM"), PaineWebber Incorporated ("PW"), Goldman, Sachs & Co. ("GS"), Goldman Sachs Fund Management, L.P. ("GSFM") and several directors and/or officers of 2002 Target Term Trust, Inc. (the "Trust") have been named as defendants in a putative class action, Armbruster v. Bewkes, et al., 95-1393 (WGB), filed in March 1995 in federal court in New Jersey. PW and GS, among others, acted as underwriters of the initial public offering of the Trust, MHAM acted as investment advisor and administrator of the Trust; GSFM is the sub-advisor to the Trust. The complaint alleges various violations of the Securities Act of 1993, the Securities Exchange Act of 1934, and a common law claim for negligent misrepresentation in connection with the initial public offering of the Trust's shares as well as purchases of the Trust's shares during the period December 23, 1992 through July 29, 1994. On September 8, 1995, all defendants moved to dismiss the complaint. In lieu of responding to the motion to dismiss, plaintiff filed an amended complaint; it adds no new parties, but purports to add, in addition to the claims previously asserted, certain claims under the Investment Company Act of 1940 and the Investment Advisers Act of 1940 against all defendants. All defendants filed a motion to dismiss the amended complaint on January 2, 1996. Briefing on the motion is expected to be completed by February 15, 1996.

For the year ended November 30, 1995                                      77Q(2)
File Number 811-7286



A Form 3 was filed late by the following officers as required by Section 16(a) of the Exchange Act during the most recent or prior fiscal years.


                                                          NUMBER OF TRANSACTIONS
                                           NUMBER OF      NOT REPORTED ON TIMELY
NAME                  POSITION WITH FUND   LATE REPORTS*  BASIS
----                  ------------------   -------------  ----------------------

Richard R. Burt            Director               1                 0

Richard Q. Armstrong       Director               1                 0

T. Kirkham Barneby         Vice President         1                 0

C. William Maher           Vice President &       1                 0
                           Assistant Treasurer

Margo N. Alexander         President              1                 0

Paul H. Schubert           Vice President &       1                 0
                           Assistant Treasurer



-------------------------
* Each report related solely to such person having been elected an officer of the Fund.